EXHIBIT 99.1

For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

CytRx Appoints Jaisim Shah Chief Business Officer and
Senior Vice President of Business Development

LOS ANGELES (May 5, 2009) CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today announced the appointment of Jaisim Shah as Chief Business Officer and Senior Vice President of Business Development, effective May 4, 2009.  Mr. Shah has more than 20 years of business development, commercial operations and marketing experience and a proven track record of establishing corporate partnerships with multiple, leading pharmaceutical and biotechnology companies.

“Jaisim’s extensive success in building and overseeing drug development strategic alliances, business partnerships and commercial programs, as well as his wealth of contacts within major pharmaceutical and biotechnology companies makes him an ideal fit for CytRx,” said CytRx President and CEO Steven A. Kriegsman.  “Jaisim will lead our partnering programs with molecular chaperone regulators arimoclomol and iroxanadine, as well as with INNO-406 and other CytRx oncology assets.  He also will be responsible for evaluating additional opportunities for CytRx that are complementary to our current development activities.  We expect to utilize his extensive expertise in running commercial operations as we move closer to commercializing tamiboratene, and evaluating other potential opportunities to move into commercial operations.  We welcome him to our executive management team.”

Mr. Shah served for nine years in various senior level business development, marketing and commercial operations positions, including Senior Vice President and Chief Business Officer at publicly traded PDL BioPharma, Inc., and PDL spinoff Facet Biotech Corporation. During his tenure at PDL, he created numerous new business relationships through global product development collaborations. These included a global collaboration with Bristol-Myers Squibb Company with a total transaction value of more than $1 billion, including an upfront $30 million payment to PDL, as well as a global transaction with Biogen Idec, Inc., with a total transaction value of $800 million, and multiple global collaborations with Roche with total transaction values of more than $350 million. He and his team were also responsible for acquiring many commercial products and development-stage drug candidates, including a commercial brand, trademarks, and a long-term supply agreement from Roche, as well as out-licensing of brands and sales of commercial assets to Otsuka Pharmaceutical Group and EKR Pharma.  Additionally, he and his team managed out-license partner relationships to ensure appropriate high-level strategic oversight of key activities and was responsible for global pre-launch development and commercial strategies for pipeline programs and portfolio business evaluation.

Mr. Shah previously held senior leadership positions, including Vice President of Worldwide Franchise Management/Global Marketing and US Marketing, at Bristol-Myers Squibb.  In this capacity, he had direct responsibility for managing that company’s co-promotion alliance with Schering-Plough Corporation, and for creating and completing licensing and business development opportunities, including the global in-licensing and collaboration with Otsuka for a Phase III neuroscience program that was successfully commercialized as Abilify, and accelerated the group’s growth and profitability.  He was honored with numerous company awards, including the Bristol-Myers Squibb’s President’s Award for completing a transaction considered one of the most significant collaboration agreements in that company’s history.

Prior to Bristol Myers Squibb, Mr. Shah was the Global Business Leader, Oncology/Virology at Hoffman La-Roche AG, where he was responsible for corporate alliances with companies such as Genentech and IDEC on a worldwide basis and prepared for the successful worldwide launch of products including Rituxan/Mabthera and the pre-launch development of Pegasys.   He previously served at the Upjohn Company and Chugai-Upjohn Company in various capacities, including market planning, worldwide market research and pharmaceutical sales.

Mr. Shah holds a Master of Arts degree in economics from the University of Akron, and serves on the advisory board of Reviva Pharmaceuticals Inc. and the board of directors of the Silicon Valley chapter of the American Heart Association.

“I am excited to be joining CytRx at this important time in the company's development," said Mr. Shah. "I am very impressed with the progress CytRx has made and believe there is a significant opportunity for its clinical programs to improve the quality of lives for patients. I look forward to working with the rest of the management team to help CytRx achieve its full potential move the company towards its goal of achieving commercialization."

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The CytRx drug development pipeline includes programs in clinical development for cancer indications, including tamibarotene in a registration study for the treatment of acute promyelocytic leukemia (APL). CytRx is developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease. The Company owns and operates a research and development facility in San Diego. CytRx also maintains a 45% equity interest in publicly traded RXi Pharmaceuticals, Inc. (NASDAQ: RXII). For more information on the Company, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks related to CytRx’s ability to enter into partnerships or other transactions to advance the clinical development of its portfolio of drug candidates, or commercialize any of CytRx’s current drug candidates or initiate commercial operations through the acquisition of any newly identified drug candidates, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, risks related to the future market value of CytRx's investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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